Exhibit 99.1

Urigen & Oceana Collaborate on FDA Meeting Preparation

SAN FRANCISCO, Dec. 21, 2009 (    ) -- Urigen Pharmaceuticals, Inc. (OTC BB: URGP), a specialty pharmaceutical company focused on the development of treatments for urological disorders and pain, announced today that the Company and Oceana Therapeutics have agreed to jointly prepare for a meeting with the U.S. Food & Drug Administration regarding the continued development of URG101.
"Oceana has expertise in developing and commercializing drugs which are delivered procedurally, including in urology," said Urigen’s CEO William J. Garner, MD.  “This allows Urigen to move URG101 forward with a talented potential partner to prepare for an FDA meeting.”  David S. Tierney, M.D., President and COO, Oceana Therapeutics said, “We’re excited about the potential of URG101, there is clearly an unmet medical need in Painful Bladder Syndrome/Interstitial Cystitis.”

About Urigen Pharmaceuticals, Inc.
Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen's URG101, a proprietary combination of approved drugs that is instilled into the bladder, targets painful bladder syndrome, which affects approximately 10.5 million men and women in North America. Urigen's URG301, a proprietary dosage form of an approved drug that is locally delivered to control urinary urgency, targets acute urgency in females diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. For further information, please visit Urigen's website at http://www.urigen.com.

About Oceana Therapeutics, Inc.
Oceana Therapeutics was founded in 2008 by a team of seasoned healthcare executives and is privately held. The Company is committed to acquiring and maximizing the potential of approved and late-stage development medical devices and specialty therapeutics, redefining the way illnesses are treated. Oceana’s goal is to enable physicians to prescribe drugs and utilize devices that are tailored for the patient’s disease – offering Optimal Outcomes – as well as the added economic benefit of limiting or eliminating hospitalization or reducing demand for surgery or emergency care. This approach balances both the patient’s wellness needs and the physician’s goal of providing outstanding patient care while efficiently balancing time and economic management constraints. For additional information about Oceana Therapeutics, visit the Company’s website at www.oceanathera.com.

Forward-Looking Statement
This press release may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forward-looking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

SOURCE: Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc.
William J. Garner, MD
Chief Executive Officer
415-781-0350
http://www.urigen.com